EXHIBIT 99.1
Origen Financial Announces Second Quarter 2005 Results And Declares Dividend
SOUTHFIELD, MI —August 10, 2005 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured home loans, today announced net income of $1.5 million for the quarter ended June 30, 2005, representing $0.06 per share, as compared to net income of $1.4 million, or $.07 per share for the quarter ended June 30, 2004. Origen also declared a dividend payment for the second quarter of $.06 per share to be paid to holders of Origen’s common stock of record on August 22, 2005. The dividend will be paid on August 31, 2005 and will approximate $1.5 million.
Highlights for Quarter
•	Loan origination volume increased 31% to $80.0 million for the second quarter 2005, including $10.5 million of third party originations, compared to second quarter 2004 originations of $61.0 million, including third party originations of $0.6 million.

•	Origen’s 2005-A securitization closed in May 2005 with the issuance of $165.3 million in asset-backed notes, achieving tighter spreads to benchmark interest rates across all note tranches and a lower over-collateralization level as compared to Origen’s previous securitization, 2004-B.

•	Loans closed under Origen’s Recovery Rewards™ program totaled 69% of loan originations.
Financial Highlights
Total revenue for the second quarter increased 38% to $18.0 million from $13.0 million for the second quarter 2004. Interest income comprised $14.6 million of total revenue for the second quarter 2005 and non-interest revenue accounted for the balance of $3.4 million. The revenue increase between quarters was primarily the result of increases in Origen’s owned loan portfolio as a result of loan origination and first quarter 2005 loan purchase activities.
Interest expense for the second quarter 2005 increased to $6.7 million from $3.3 million for the second quarter 2004. Such increase was due to increased borrowings relating to loan originations and first quarter 2005 loan purchases and continuing increases in the LIBOR benchmark rate on Origen’s warehouse line of credit.
Non-interest expenses for the second quarter 2005 were $8.0 million as compared to $6.8 million for the year ago quarter. Of the $1.2 million increase versus the second quarter 2004, $0.8 million or 67% related to personnel costs, including the significant on-going costs of compliance with Sarbanes-Oxley regulations.
Portfolio Performance
Loans 60 or more days delinquent were 1.4% of the owned loan portfolio at June 30, 2005 compared to 1.8% at December 31, 2004. Net charge-offs totaled $2.1 million for the second quarter 2005, a 5% reduction versus the $2.2 million charged off during the second quarter 2004, reflecting the on-going trend of improvement in Origen’s credit quality.
Ronald A. Klein, Origen’s Chief Executive Officer, stated, “We are pleased with our second quarter results. Manufactured housing industry conditions continue to be difficult. While short-term interest rates continue to rise long-term rates have remained low. This combination lowers our net interest margins for loans financed on our warehouse line of credit. Additionally low site built mortgage rates and the availability of aggressive mortgage products continue to negatively impact the sale of new manufactured homes as MH shipments have yet to rebound from 40+year lows. Despite these conditions our originations increased by 31% versus second quarter 2004 —from $61.0 million to $80.0 million. Furthermore the portfolio performance of our loans originated after 2002 continues to outperform our expectations. Our delinquency rate at the end of June remained at historic lows. While many lenders have loosened their underwriting standards to remain competitive in today’s challenging environment, Origen continues to emphasize credit discipline while we grow our portfolio.” Mr. Klein added, “The successful execution of our Origen 2005-A securitization validates our underwriting approach as once again we increased our leverage and saw significant spread tightening in every bond tranche.”
Subsequent Events
Subsequent to the second quarter, in July 2005, Origen negotiated the buy-out of a loan recourse obligation with Vanderbilt Mortgage and Finance, Inc. (“Vanderbilt”). In August 2000, Origen’s predecessor, Dynex Financial, Inc., sold a pool of manufactured housing loans to Vanderbilt with full recourse to the seller. Of the original pool balance of $114.4 million, $41.4 million in loan principal remained at June 30, 2005. As of that date, Origen maintained a recourse reserve for this legacy item of $4.6 million and a receivable of $1.7 million relating to a deferred portion of the original sales price. Management believes that the buy-out was in Origen’s best interest due to the inherent uncertainty involved in any recourse situation and due to the on-going requirement to expend cash to repurchase defaulted loans under the terms of the recourse agreement. Origen believes that the carrying amounts of the recourse liability and the deferred sales price were appropriate as of June 30, 2005. However, in the future, Origen would be required to take as a charge against earnings, over the remaining life of the loan pool, the difference between the book amount of the recourse liability, which is based on net present value, and the then current dollars paid out to satisfy the recourse requirement. The buy-out, which was consummated on July 26, 2005, will result in a third quarter charge against earnings of approximately $0.8 million. Mr. Klein stated, “We believe that this transaction is an important step for us to reduce the impact of legacy loans on our performance.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for August 11, 2005, at 11:00 a.m. EDT to discuss second quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 800-500-0311. A replay will be available through August 15, 2005 by dialing 719-457-0820 or 888-203-1112, passcode 4916390. You may also access the replay on Origen’s website for the next 90 days.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.

About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
ASSETS

	(unaudited)
	June 30,	December 31,
	2005	2004
Assets
Cash and Equivalents	$3,428	$9,293
Restricted Cash	10,898	9,222
Investment Securities	41,863	37,622
Loans Receivable	678,197	563,268
Premises & Equipment	3,230	2,336
Goodwill	32,277	32,277
Other Assets	27,998	28,529

Total Assets	$797,891	$682,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$82,128	$107,373
Securitization Financing	463,292	328,388
Repurchase Agreements	22,073	20,153
Note Payable	1,774	—
Loan Recourse Liability	4,908	6,603
Other Liabilities	20,370	16,564

Total Liabilities	594,545	479,081

Stockholders’ Equity

Preferred Stock, par value $0.01; 10,000,000 shares authorized; 125 shares issued our outstanding	125	125
Common Stock, $0.01 par value, 125,000,000 shares authorized; 25,454,060 issued and outstanding (25,215,400 at December 31, 2004)	254	252
Additional paid-in-capital	220,534	219,121
Accumulated comprehensive loss	(2,746)	(1,807)
Unearned stock compensation	(3,362)	(2,790)
Distributions in excess of earnings	(11,459)	(11,435)

Total Stockholders’ Equity	203,346	203,466

ORIGEN FINANCIAL. INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Interest Income
Total Interest Income	$14,622	$10,034	$27,788	$18,804
Total Interest Expense	6,681	3,296	12,091	6,315

Net Interest Income Before Losses	7,941	6,738	15,697	12,489
Provision for Loan and Recourse Losses	1,813	1,531	3,893	3,422

Net Interest Income After Losses	6,128	5,207	11,804	9,067

Non-interest Income	3,396	3,014	6,676	5,895
Non-interest Expenses:
Total Personnel	5,697	4,915	11,178	9,317
Total Loan Origination & Servicing	380	263	794	653
State Taxes	77	73	190	163
Total Other Operating	1,857	1,578	3,798	3,174

Total Non-interest Expenses	8,011	6,829	15,960	13,307

Net Income (Loss)	$1,513	$1,392	$2,520	$1,655

Earnings Per Share on Basic Average Shares Outstanding	$0.06	$0.07	$0.10	$0.09

Earnings Per Share on Diluted Average Shares Outstanding	$0.06	$0.07	$0.10	$0.09

Common Shares Outstanding	25,454,060	25,118,400	25,454,060	25,118,400

Weighted Average Common Shares Outstanding, Basic	24,818,544	20,580,155	24,776,139	18,133,264

Weighted Average Common Shares Outstanding, Diluted	25,325,006	20,891,669	25,174,132	18,393,536

At Origen:
W. Anderson Geater
Chief Financial Officer
866.4 ORIGEN
At Financial Relations Board:
Leslie Loyet
(312) 640-6672
lloyet@financialrelationsboard.com